EXHIBIT 11

                 CACI INTERNATIONAL INC AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER COMMON
                         AND COMMON EQUIVALENT SHARE



                                              Year Ended June 30
(dollars in thousands)                  1996         1995         1994
- ------------------------------------------------------------------------

Net income before
  extraordinary item                   $ 9,851      $ 8,156      $ 6,336

Extraordinary item                           0            0         (300)
                                       -------      -------      -------

Net Income                             $ 9,851      $ 8,156      $ 6,036

Average shares outstanding
  during the period                     10,140       10,020       10,098

Dilutive effect of stock
  options after application
  of treasury stock method                 576          591          517
                                       -------      -------      -------

Average number of shares
  and equivalent shares
  outstanding during the period         10,716       10,611       10,615
                                       -------      -------      -------
Earnings per common and
  common equivalent share

  Before extraordinary item            $  0.92      $  0.77      $  0.60

  Extraordinary item                   $  0.00      $  0.00      $ (0.03)
                                       -------      -------      -------
  Net Income                           $  0.92      $  0.77      $  0.57
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